
                                                                 Exhibit 2.09


                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.,

                             CADENCE HOLDINGS, INC.,

                                   TALITY, LP

                                       AND

                               TALITY CORPORATION

                                   DATED AS OF

                                 OCTOBER 4, 2000



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                                TABLE OF CONTENTS

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
ARTICLE I  DEFINITIONS..........................................................................................1
         Section 1.1       Action...............................................................................1
         Section 1.2       Assets...............................................................................2
         Section 1.3       Assignment Agreement.................................................................2
         Section 1.4       Cadence Business.....................................................................2
         Section 1.5       Cadence Facilities...................................................................2
         Section 1.6       Cadence Indemnitees..................................................................2
         Section 1.7       Cadence Taxes........................................................................2
         Section 1.8       Coverage Amount......................................................................2
         Section 1.9       Environmental Actions................................................................2
         Section 1.10      Environmental Conditions.............................................................2
         Section 1.11      Environmental Laws...................................................................2
         Section 1.12      Foreign Transfer Agreement...........................................................2
         Section 1.13      Group Tax Return.....................................................................2
         Section 1.14      Hazardous Materials..................................................................3
         Section 1.15      Indemnitee...........................................................................3
         Section 1.16      Insurance Policies...................................................................3
         Section 1.17      Insurance Proceeds...................................................................3
         Section 1.18      Insurance Transition Period..........................................................3
         Section 1.19      IPO Liabilities......................................................................3
         Section 1.20      Liabilities..........................................................................3
         Section 1.21      Party................................................................................3
         Section 1.22      Release..............................................................................3
         Section 1.23      Shared Cadence Percentage............................................................3
         Section 1.24      Shared Tality Percentage.............................................................3
         Section 1.25      Shared Percentage....................................................................3
         Section 1.26      Straddle Period......................................................................3
         Section 1.27      Straddle Period Tax Return...........................................................3
         Section 1.28      Tality Contracts.....................................................................3
         Section 1.29      Tality Covered Parties...............................................................3
         Section 1.30      Tality Facilities....................................................................4
         Section 1.31      Tality Indemnitees...................................................................4
         Section 1.32      Tality Liabilities...................................................................4
         Section 1.33      Tality Taxes.........................................................................4
         Section 1.34      Tax or Taxes.........................................................................4
         Section 1.35      Tax Returns..........................................................................4
         Section 1.36      Termination Date.....................................................................4
         Section 1.37      Third Party Claim....................................................................4

ARTICLE II  MUTUAL RELEASES; INDEMNIFICATION....................................................................4
         Section 2.1       Release of Pre-Closing Claims........................................................4
         Section 2.2       Indemnification by Tality............................................................5

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                                TABLE OF CONTENTS
                                   (CONTINUED)


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
         Section 2.3       Indemnification by Cadence...........................................................6
         Section 2.4       Indemnification With Respect to Environmental Actions and Conditions.................7
         Section 2.5       Reductions for Insurance Proceeds and Other Recoveries...............................7
         Section 2.6       Procedures for Defense, Settlement and Indemnification of Third Party Claims.........8
         Section 2.7       Additional Matters...................................................................9
         Section 2.8       Survival of Indemnities.............................................................10

ARTICLE III  INSURANCE MATTERS.................................................................................10
         Section 3.1       Tality Insurance Coverage During the Transition Period..............................10
         Section 3.2       Cooperation and Agreement Not to Release Carriers...................................11
         Section 3.3       Tality Insurance Coverage After the Insurance Transition Period.....................12
         Section 3.4       Responsibilities for Deductibles and/or Self-insured Obligations....................12
         Section 3.5       Procedures With Respect to Insured Tality Liabilities...............................12
         Section 3.6       Insufficient Limits of Liability for Architect Liabilities and Tality Liabilities...13
         Section 3.7       Cooperation.........................................................................13
         Section 3.8       No Assignment or Waiver.............................................................13
         Section 3.9       No Liability........................................................................13
         Section 3.10      Additional or Alternate Insurance...................................................13
         Section 3.11      Further Agreements..................................................................14
         Section 3.12      Matters Governed by Employee Matters Agreement......................................14

ARTICLE IV  TAX MATTERS........................................................................................14
         Section 4.1       Liability for Taxes.................................................................14
         Section 4.2       Tax Returns.........................................................................14
         Section 4.3       Tax Refunds.........................................................................15
         Section 4.4       Tax Contest Provisions..............................................................16
         Section 4.5       Tax Information and Cooperation.....................................................16
         Section 4.6       Redeterminations of Tax Liability...................................................16
         Section 4.7       Status of Tality Group Member as Member of One or More Tax Groups...................17

ARTICLE V  MISCELLANEOUS.......................................................................................18
         Section 5.1       Incorporation by Reference..........................................................18
         Section 5.2       Conflicting Agreements..............................................................18

                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

         THIS INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT (this "AGREEMENT") is entered into and effective as of October 4, 2000 by and among Cadence Design Systems, Inc., a Delaware corporation ("CADENCE"), Cadence Holdings, Inc., a Delaware corporation ("HOLDINGS"), Tality, LP, a Delaware limited partnership (the "PARTNERSHIP"), and Tality Corporation, a Delaware corporation ("TALITY"). Capitalized terms used herein and not otherwise defined elsewhere herein shall have the meanings ascribed to them in Article I or in the Separation Agreement (defined below).

                                    RECITALS

         WHEREAS, Holdings currently owns approximately 98% of the issued and outstanding shares of the capital stock of Tality;

         WHEREAS, Tality is the sole general partner of, and owns both a general and limited partnership interest in, the Partnership;

         WHEREAS, each of the Boards of Directors of Cadence, Tality and Holdings determined that it would be appropriate and desirable for Cadence to transfer (or cause to be transferred) to the Partnership, on behalf of Holdings, and for the Partnership to receive and assume, directly or indirectly, as a contribution from Holdings, certain assets and liabilities of Cadence associated with the Tality Business;

         WHEREAS, Cadence, Tality and Holdings are parties to that certain Master Separation Agreement, dated as of July 14, 2000, as amended or restated (the "SEPARATION AGREEMENT"), pursuant to which Cadence, Tality, Holdings and the Partnership have agreed, subject to certain conditions, to the legal separation of the Tality Business from Cadence's other businesses and to have the Partnership and its Subsidiaries own and operate the entire Tality Business; and

         WHEREAS, all conditions to the Separation have been satisfied or waived, and Cadence, Holdings, the Partnership and Tality desire to set forth certain agreements regarding indemnification and insurance.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following capitalized terms shall have the meanings assigned to them below.

         Section 1.1 "ACTION" has the meaning set forth in the Assignment Agreement.

         Section 1.2 "ASSETS" has the meaning set forth in the Assignment Agreement.

         Section 1.3 "ASSIGNMENT AGREEMENT" means that certain General Assignment and Assumption Agreement entered into by and among Cadence, Holdings, Tality and the Partnership as of the date hereof.

         Section 1.4 "CADENCE BUSINESS" means any business of Cadence other than the Tality Business.

         Section 1.5 "CADENCE FACILITIES" means all of the real property and improvements thereon owned or occupied at any time by any member of the Cadence Group, for purposes of conducting the Cadence Business, excluding the Tality Facilities.

         Section 1.6 "CADENCE INDEMNITEES" means Cadence, each member of the Cadence Group and each of their respective directors, officers, employees, agents and representatives.

         Section 1.7 "CADENCE TAXES" has the meaning set forth on SCHEDULE 4.1.

         Section 1.8 "COVERAGE AMOUNT" has the meaning set forth in Section 3.6(a).

         Section 1.9 "ENVIRONMENTAL ACTIONS" means any notice, claim, act, cause of action, order, decree or investigation by any Person (including any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, personal injuries or penalties) arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials.

         Section 1.10 "ENVIRONMENTAL CONDITIONS" means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Material at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

         Section 1.11 "ENVIRONMENTAL LAWS" means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.

         Section 1.12 "FOREIGN TRANSFER AGREEMENT" has the meaning set forth in the Assignment Agreement.

         Section 1.13 "GROUP TAX RETURN" means any Tax Return of a Tax Filing Group (as defined in Section 4.7).

         Section 1.14 "HAZARDOUS MATERIALS" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

         Section 1.15 "INDEMNITEE" has the meaning set forth in Section 2.5.

         Section 1.16 "INSURANCE POLICIES" has the meaning set forth in the Assignment Agreement.

         Section 1.17 "INSURANCE PROCEEDS" has the meaning set forth in the Assignment Agreement.

         Section 1.18 "INSURANCE TRANSITION PERIOD" has the meaning set forth in
Section 3.1(a).

         Section 1.19 "IPO LIABILITIES" means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or any preliminary, final or supplemental prospectus forming a part of the Registration Statement.

         Section 1.20 "LIABILITIES" has the meaning set forth in the Assignment Agreement.

         Section 1.21 "PARTY" means Cadence or Holdings, on the one hand, and Tality or the Partnership, on the other, and members of the Cadence Group or the Tality Group, as applicable.

         Section 1.22 "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

         Section 1.23 "SHARED CADENCE PERCENTAGE" means eighty percent (80%).

         Section 1.24 "SHARED TALITY PERCENTAGE" means twenty percent (20%).

         Section 1.25 "SHARED PERCENTAGE" means the Shared Tality Percentage or the Shared Cadence Percentage, as the case may be.

         Section 1.26 "STRADDLE PERIOD" means any Tax period that includes but does not end on the Separation Date.

         Section 1.27 "STRADDLE PERIOD TAX RETURN" means any Tax Return with respect to a Straddle Period.

         Section 1.28 "TALITY CONTRACTS" has the meaning set forth in the Assignment Agreement.

         Section 1.29 "TALITY COVERED PARTIES" has the meaning set forth in
Section 3.1(a).

         Section 1.30 "TALITY FACILITIES" means all of those facilities to be transferred to Tality on the Separation Date as set forth on Schedule 1 to the Real Estate Matters Agreement.

         Section 1.31 "TALITY INDEMNITEES" means Tality, each member of the Tality Group and each of their respective directors, officers, employees, agents and representatives.

         Section 1.32 "TALITY LIABILITIES" has the meaning set forth in the Assignment Agreement.

         Section 1.33 "TALITY TAXES" has the meaning set forth on SCHEDULE 4.1.

         Section 1.34 "TAX" or "TAXES" means any foreign or U.S. federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value added or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount related thereto, imposed by any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of the foregoing.

         Section 1.35 "TAX RETURNS" means returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service or any other federal, foreign, state, or provincial taxing authority, including, without limitation, consolidated, combined and unitary tax returns.

         Section 1.36 "TERMINATION DATE" has the meaning set forth in Section 3.1(a).

         Section 1.37 "THIRD PARTY CLAIM" has the meaning set forth in Section 2.6(a).

                                   ARTICLE II

                        MUTUAL RELEASES; INDEMNIFICATION

          Section 2.1 RELEASE OF PRE-SEPARATION CLAIMS.

                  (a) TALITY RELEASE. Except as provided in Section 2.1(d) and
SCHEDULE 2.1, effective as of the date hereof, Tality does hereby, for itself and as agent for each member of the Tality Group (including as general partner of the Partnership), remise, release and forever discharge each and all of the Cadence Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date hereof, including in connection with the transactions and all other activities to implement any aspect of the Separation and the IPO.

                  (b) CADENCE RELEASE. Except as provided in Section 2.1(d) and
SCHEDULE 2.1, effective as of the date hereof, Cadence does hereby, for itself and as agent for each member of the Cadence Group, remise, release and forever discharge each and all of the Tality Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date hereof, including in connection with the transactions and all other activities to implement any aspect of the Separation and the IPO.

                  (c) WAIVER OF SECTION 1542. Each party waives the benefits of
Section 1542 of the Civil Code of the State of California, and, to the extent applicable, any comparable statute or other law of any other jurisdiction to the extent such section or other laws may apply to this Agreement.
Civil Code Section 1542 provides:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  (d) NO IMPAIRMENT. Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce the Separation Agreement, any Foreign Transfer Agreement or any Ancillary Agreement (including this Agreement), in each case in accordance with its terms.

                  (e) NO ACTIONS AS TO RELEASED CLAIMS. Tality agrees, for itself and as agent for each member of the Tality Group (including as a general partner of the Partnership), not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Cadence or any other member of the Cadence Group, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). Cadence agrees, for itself and as agent for each member of the Cadence Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Tality or any member of the Tality Group, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

                  (f) FURTHER INSTRUMENTS. At any time, promptly upon the request of the other party, each party hereto shall cause each member of, in the case of Cadence, the Cadence Group, and in the case of Tality, the Tality Group to execute and deliver releases reflecting the provisions hereof.

         Section 2.2 INDEMNIFICATION BY TALITY. Except as otherwise provided in this Agreement, Tality shall, for itself and as agent for each other member of the Tality Group (including as general partner of the Partnership), indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each and all of the Cadence Indemnitees from and against any and all Liabilities that any third party seeks to impose upon one or more of the

Cadence Indemnitees, or which are imposed upon one or more of the Cadence Indemnitees, and that relate to, arise out of or result from any of the following (without duplication):

                   (i) the Tality Business, any Tality Liability or any Tality Contract;

                  (ii) any breach by Tality or any other member of the Tality Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement);

                 (iii)     any IPO Liabilities;

                  (iv)     the litigation matters set forth on SCHEDULE 2.2(iv);

                   (v)     any decrease in the purchase price pursuant to
                           Section 2.2(b) of the Asset Purchase Agreement by and among Cadence Design Systems, Inc., Cadence Design Systems Limited, and Symbionics Limited dated as of October 3, 2000. ; and

                  (vi)     any decrease in the purchase price pursuant to
                           Section 2.2(b) of the Asset Purchase Agreement by an and among Cadence Design Systems (Canada) Limited and Tality Canada Corporation dated as of October 4, 2000.

         If any member of the Tality Group makes a payment to any of the Cadence Indemnitees hereunder, such Cadence Indemnitee subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Cadence shall promptly repay (or shall cause an Cadence Indemnitee to promptly repay) such member of the Tality Group the amount by which the payment made by such member of the Tality Group exceeds the actual cost of the associated indemnified Liability. This Section 2.2 shall not apply to any Liability indemnified pursuant to Section 2.4.

         Section 2.3 INDEMNIFICATION BY CADENCE. Except as otherwise provided in this Agreement, Cadence shall, for itself and as agent for each other member of the Cadence Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each and all of the Tality Indemnitees from and against any and all Liabilities that any third party seeks to impose upon one or more of the Tality Indemnitees, or which are imposed upon one or more of the Tality Indemnitees, and that relate to, arise out of or result from any of the following (without duplication):

                   (i) the Cadence Business or any Liability of the Cadence Group other than the Tality Liabilities;

                  (ii) any breach by Cadence or any other member of the Cadence Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement);

                 (iii)     any increase in the purchase price pursuant to
                           Section 2.2(b) of the Asset Purchase Agreement by and among Cadence Design

                           Systems, Inc., Cadence Design Systems Limited, and Symbionics Limited dated as of October 3, 2000; and

                  (iv)     any increase in the purchase price pursuant to
                           Section 2.2(b) of the Asset Purchase Agreement by an and among Cadence Design Systems (Canada) Limited and Tality Canada corporation dated as of October 4, 2000..

         If any member of the Cadence Group makes a payment to any of the Tality Indemnitees hereunder, and such Tality Indemnitee subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Tality shall promptly repay (or shall cause a Tality Indemnitee to promptly repay) such member of the Cadence Group the amount by which the payment made by such member of the Cadence Group exceeds the actual cost of the indemnified Liability. This Section 2.3 shall not apply to any Liability indemnified pursuant to Section 2.4.

         Section 2.4 INDEMNIFICATION WITH RESPECT TO ENVIRONMENTAL ACTIONS AND CONDITIONS.

                  (a) INDEMNIFICATION BY TALITY. Tality shall, for itself and as agent for each member of the Tality Group (including as general partner of the Partnership), indemnify, defend and hold harmless each and all of the Cadence Indemnitees from and against any and all (i) Environmental Actions relating to, arising out of or resulting from operations of the Tality Business or (ii) Environmental Conditions existing on, under, about or in the vicinity of any of the Tality Facilities, including any Release of Hazardous Materials that migrates to any of the Tality Facilities (except to the extent that such Environmental Conditions relate to, arise out of or result from the operations of the Cadence Business).

                  (b) INDEMNIFICATION BY CADENCE. Cadence shall, for itself and as agent for each other member of the Cadence Group, indemnify, defend and hold harmless each and all of the Tality Indemnitees from and against any and all (i) Environmental Actions relating to, arising out of or resulting from operations of the Cadence Business or (ii) Environmental Conditions existing on, under, about or in the vicinity of any of the Cadence Facilities, including any Release of Hazardous Materials that migrates to any of the Cadence Facilities (except to the extent that such Environmental Conditions relate to, arise out of or result from the operations of the Tality Business).

                  (c) AGREEMENT REGARDING PAYMENTS TO INDEMNITEE. If an Indemnifying Party makes any payment to or on behalf of an Indemnitee with respect to an Environmental Action for which the Indemnifying Party is obligated to indemnify under this Section 2.4, and the Indemnitee subsequently receives any payment from a third party on account of the same financial obligation covered by the payment made by the Indemnifying Party for that Environmental Action or otherwise diminishes the financial obligation, the Indemnitee shall promptly repay the Indemnifying Party the amount by which the payment made by the Indemnifying Party, exceeds the actual cost of the financial obligation.

         Section 2.5 REDUCTIONS FOR INSURANCE PROCEEDS AND OTHER RECOVERIES. The amount that any party hereto or any other member of the Cadence Group or Tality Group, as the case may be (an "INDEMNIFYING PARTY"), is or may be required to pay to any other Person pursuant to Section 2.2, 2.3 or 2.4, as applicable (an "INDEMNITEE"), shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party or Indemnifying Parties and shall pay to it or them, as promptly as practicable after receipt thereof, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

         Section 2.6 PROCEDURES FOR DEFENSE, SETTLEMENT AND INDEMNIFICATION OF THIRD PARTY CLAIMS.

                  (a) NOTICE OF CLAIMS. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Cadence Group or the Tality Group of any claim or of the commencement by any such Person of any Action (any such claim or Action, a "THIRD PARTY CLAIM") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 2.2, 2.3 or 2.4, or the Separation Agreement or any Ancillary Agreement (including this Agreement), Cadence and Tality (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof promptly and in any event within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

                  (b) DEFENSE BY INDEMNIFYING PARTY. An Indemnifying Party shall manage the defense of and, subject to subsection (e) below, may settle or compromise any Third Party Claim (except Third Party Claims related to the litigation matters set forth on SCHEDULE 2.2(iv), the defense of which shall be managed by Cadence and, subject to subsection (e) below, Cadence may settle or comprise such Third Party Claims). Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 2.6(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party is assuming responsibility for managing the defense of such Third Party Claim. The Indemnifying Party shall be solely responsible for the fees, costs and expenses of the defense. The Indemnified Party shall cooperate with and provide reasonable assistance to the Indemnifying Party, where requested by the Indemnifying Party, in respect of such defense.

                  (c) DEFENSE BY INDEMNITEE. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it shall assume responsibility as provided in
Section 2.6(b), such Indemnitee may manage the defense of such Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party shall reimburse all such reasonable fees, costs and expenses, including attorney's and other professional fees and expenses, in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

                  (d) NO SETTLEMENT BY INDEMNITEE WITHOUT CONSENT. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, it being understood that it is not unreasonable to withhold consent where a full release in favor of the Indemnifying Party is not obtained.

                  (e) NO CONSENT TO CERTAIN JUDGMENTS OR SETTLEMENTS WITHOUT CONSENT. Notwithstanding any provision of this Section 2.6, no Party ( shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other Party (such consent not to be unreasonably withheld or delayed) if the effect of such judgment or settlement is to (A) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other Party; (B) affect the other Party in a material fashion due to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement; (C) cause the other Party to incur any obligations of performance to which it does not consent in writing; or (D) cause the other Party to convey or otherwise grant licenses to its intellectual property or royalties derived therefrom. It is expressly understood among the Parties that it is not unreasonable for a Party to withhold its consent where a full release in favor of the Party whose consent is sought has not been obtained.

         Section 2.7 ADDITIONAL MATTERS.

                  (a) COOPERATION IN DEFENSE AND SETTLEMENT. With respect to any Third Party Claim that implicates one or more members of the Tality Group (including as general partner or the Partnership) and one or more members of the Cadence Group in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the other Ancillary Agreements, or where the other Party, on reasonable cause in reflection of its own interest, seeks to participate actively in the defense of a Third Party Claim for which it is the Indemnitee and the other Party is the Indemnifying Party, the Parties agree to cooperate fully and maintain a joint defense (in a manner that shall preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. Except as the Parties otherwise may mutually agree, where both Parties hereto participate in the defense of a Third Party Claim, the responsibility for managing the defense shall be as allocated by Section 2.6(b) and (c) of this Agreement. The Party that is not responsible for managing the defense of such Third Party Claims shall, upon its reasonable request, be consulted with respect to significant matters relating thereto and may, if it deems necessary or helpful, and at its own expense, assume an active role in the defense of such claims and associate separate counsel for such purpose, subject to a continuing duty to coordinate reasonably with the Party managing the defense.

                  (b) SUBSTITUTION. In the event of an Action involving potential indemnification obligations pursuant to this Agreement in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article II shall not be altered.

                  (c) SUBROGATION. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

         Section 2.8 SURVIVAL OF INDEMNITIES. Subject to Section 1.3, the rights and obligations of the members of the Cadence Group and Tality Group under this
Article II shall survive the sale or other transfer by any of the members of the Cadence Group or the Tality Group of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Cadence Group or the Tality Group of the capital stock or other equity interests of any Subsidiary to any Person.

                                   ARTICLE III

                                INSURANCE MATTERS

         Section 3.1 TALITY INSURANCE COVERAGE DURING THE TRANSITION PERIOD.

                  (a) MAINTAIN COMPARABLE INSURANCE. Throughout the period (the "INSURANCE TRANSITION PERIOD") beginning on the Separation Date and ending on the date that is the earlier of (A) one (1) year after the Separation Date (or upon the mutual consent of Cadence and the Partnership) and (B) the date on which coverage is canceled following the giving of notice as provided in this
Section 3.1(a) (the "TERMINATION DATE"), Cadence shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of the Tality Group (inclusive of Tality or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "TALITY COVERED PARTIES")) which are comparable to those maintained for such purposes by Cadence immediately prior to the Separation Date; PROVIDED, HOWEVER, that (i) if Cadence determines that, due to circumstances beyond its authority or control (A) the amount or scope of such coverage shall be reduced by actions of insurance carrier(s) to a level that is eighty percent (80%) or less than the level of coverage in existence immediately prior to the Insurance Transition Period or
(B) insurance carrier(s) come to require that the retention or deductible level applicable to such coverage, if any, shall be increased to a level that is twenty percent (20%) or more than the levels in existence immediately prior to the Insurance Transition Period, Cadence shall give the Partnership notice of such determination (a "COVERAGE DETERMINATION") as promptly as practicable; and
(ii) Tality and the Partnership shall be solely responsible for the maintenance of director and officer liability insurance in relation to the directors and officers of Tality. Upon notice of a Coverage Determination, and subject to any time limitation placed upon Cadence by an insurance carrier whose actions have prompted the giving of such notice, the Partnership shall be entitled to no less than sixty (60) days to evaluate its options regarding continuance of coverage hereunder. Cadence shall cooperate to assist in such evaluation, and the Partnership, in its sole discretion, may instruct Cadence to cause to be cancelled the Partnership's interest in all or any portion of such coverage as of any day within such 60 day period. Should the Partnership not respond to such notice, Cadence shall maintain such coverage for the benefit of the Partnership as it reasonably deems appropriate, provided that it may accept reduced coverage in order to avoid a material increase in policy expense. Except as so provided, in no case may Cadence, without the express consent of the Partnership, cancel or cause to be canceled, or reduce the amount or scope of, insurance coverage during the Insurance Transition Period.

                  (b) REIMBURSEMENT FOR PREMIUMS. The Partnership shall promptly pay or reimburse Cadence, as the case may be, for premium expenses, and Tality Covered Parties shall promptly pay or reimburse Cadence for any costs and expenses which Cadence may incur in connection with the insurance coverages maintained pursuant to this Section 3.1, including to any subsequent premium adjustments. All payments and reimbursements by the Partnership and Tality Covered Parties to Cadence shall be made within thirty (30) days after the Partnership's receipt of an invoice from Cadence.

         Section 3.2 COOPERATION AND AGREEMENT NOT TO RELEASE CARRIERS. Each of Cadence and the Partnership shall share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Cadence and the Partnership, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Cadence nor the Partnership, nor any of member of the Cadence Group or the Tality Group, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Separation Date, neither Cadence nor the Partnership shall (and shall ensure that no member of the Cadence Group or the Tality Group, respectively, shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other party or any member of, in the case the other party is Cadence, the Cadence Group, and in the case the other party is the Partnership, the Tality Group thereunder. However, nothing in this Section 3.2 shall (A) preclude any member of either the Cadence Group or the Tality Group from presenting any claim or from exhausting any policy limit; (B) require any member of either the Cadence Group or the Tality Group to pay any premium or other amount or to incur any Liability; or
(C) require any member of either the Cadence Group or the Tality Group to renew, extend or continue any policy in force.

         Section 3.3 TALITY INSURANCE COVERAGE AFTER THE INSURANCE TRANSITION PERIOD. From and after the Termination Date, the Partnership shall be responsible for obtaining and maintaining, at its sole expense, insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Cadence's insurance programs. Notwithstanding the foregoing, Cadence, upon the request of the Partnership, shall cooperate with and use commercially reasonable efforts to assist the Partnership in the transition to its own separate insurance programs from and after the Termination Date, and shall provide the Partnership with any information that is in the possession of Cadence and is reasonably available and necessary to either obtain insurance coverages for the Partnership or to assist the Partnership in preventing unintended self-insurance, in whatever form.

         Section 3.4 RESPONSIBILITIES FOR DEDUCTIBLES AND/OR SELF-INSURED OBLIGATIONS. The Partnership shall reimburse Cadence for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with Tality Liabilities and Insured Tality Liabilities. Any amounts to be reimbursed by the Partnership shall be paid within ten (10) days after the Partnership's receipt of notice of the amount due to Cadence.

         Section 3.5 PROCEDURES WITH RESPECT TO INSURED TALITY LIABILITIES.

                  (a) REIMBURSEMENT. The Partnership shall promptly reimburse, within ten (10) days after receiving notice thereof, Cadence for all reasonable amounts incurred by Cadence to pursue insurance recoveries from Insurance Policies for Insured Tality Liabilities.

                  (b) MANAGEMENT OF CLAIMS. The defense of claims, suits or actions giving rise to potential or actual Insured Tality Liabilities shall be managed (in conjunction with Cadence's insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such Insured Tality Liabilities been Tality Liabilities, PROVIDED, HOWEVER, that (i) if such party fails to assume responsibility for managing the claim, suit or action, the other party may assume this responsibility, and may act to seek an extension of time, or take other unilateral, commercially reasonable actions, where necessary to protect the interest of the insured party; PROVIDED, FURTHER, that the party originally responsible shall reimburse all such reasonable fees, costs and expenses, including attorney's and other professional fees, so incurred in the management of the claim, suit or action; and (ii) with respect to such claims, suits or actions, in which the party not responsible for management determines, on reasonable cause in reflection of its own interest, that it wishes to participate actively in the claim, suit or action, the parties agree to cooperate fully and maintain a joint defense (in a manner that shall preserve the attorney-client privilege with respect thereto), and the party that is not responsible for managing actions shall, upon its reasonable request, be consulted with respect to significant matters relating thereto and may, if it deems necessary or helpful, and at its own expense, assume an active role in the respect to such claims, suits or actions, and associate separate counsel for such purpose, subject to a continuing duty to coordinate reasonably with the party managing the claim, suit or action.

         Section 3.6 INSUFFICIENT LIMITS OF LIABILITY FOR CADENCE LIABILITIES AND TALITY LIABILITIES. If there shall be insufficient limits of liability available under Cadence's Insurance Policies in effect prior to the Termination Date to cover the Liabilities of Cadence and/or the Partnership that would otherwise be covered by such Insurance Policies, then to the extent that other insurance is not available to Cadence and/or Tality for such Liabilities an adjustment shall be made in accordance with the following procedures:

                  (a) Each Party shall be allocated an amount equal to its Shared Percentage of the lesser of (A) the available limits of liability available under Cadence's Insurance Policies in effect prior to the Termination Date net of uncollectible amounts attributable to insurer insolvencies, and (B) the proceeds received from Cadence's Insurance Policies if the Liabilities are the subject of disputed coverage claims and, following consultation with each other, Cadence and/or the Partnership agree to accept less than full policy limits from Cadence's and the Partnership's insurers (the "COVERAGE AMOUNT").

                  (b) A Party that receives more than its share of the Coverage Amount (the "OVERALLOCATED PARTY") agrees to reimburse the other Party (the "UNDERALLOCATED PARTY") to the extent that the Liabilities of the Underallocated Party that would have been covered under such Insurance Policies is less than the Underallocated Party's share of the Coverage Amount.

                  (c) This Section 3.6(a) shall terminate ten (10) years following the Termination Date.

         Section 3.7 COOPERATION. Cadence and the Partnership shall cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article III.

         Section 3.8 NO ASSIGNMENT OR WAIVER. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Cadence Group in respect of any Insurance Policy or any other contract or policy of insurance.

         Section 3.9 NO LIABILITY. Tality and the Partnership do hereby, for themselves, as agents for each other member of the Tality Group, agree that no member of the Cadence Group or any Cadence Indemnitee shall have any Liability whatsoever to any member of the Tality Group as a result of the Insurance Policies and insurance practices of Cadence and its Subsidiaries as in effect at any time prior to the Termination Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

         Section 3.10 ADDITIONAL OR ALTERNATE INSURANCE. Notwithstanding any provision of this Agreement, during the Insurance Transition Period Cadence and the Partnership shall work together to evaluate insurance options and secure additional or alternate insurance for the Partnership and/or Cadence if desired and cost effective. Nothing in this Agreement shall be deemed to restrict any member of the Tality Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; PROVIDED, HOWEVER, that, if the Partnership elects to acquire other insurance, it must promptly notify Cadence of its intention to do so and, within thirty (30) days of the policy date of such new insurance, it must furnish Cadence with a copy of the policy binder and, when available, a copy of the certificate of insurance, and such other information concerning the policy as Cadence may reasonably request.

         Section 3.11 FURTHER AGREEMENTS. The Parties acknowledge that they intend to allocate financial obligations without violating any Applicable Law regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any other Ancillary Agreement.

         Section 3.12 MATTERS GOVERNED BY EMPLOYEE MATTERS AGREEMENT. This
Article III shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.

                                   ARTICLE IV

                                   TAX MATTERS

         Section 4.1 LIABILITY FOR TAXES.

                  (a) CADENCE TAXES. Cadence shall be liable for, and shall indemnify, defend and hold harmless each member of the Tality Group from and against (i) all Cadence Taxes, and (ii) all losses, liabilities, damages, and reasonable expenses incurred or sustained by the Tality Group by reason of or in connection with Cadence Taxes.

                  (b) TALITY TAXES. Each member of the Tality Group shall be jointly and severally liable for, and shall indemnify, defend and hold harmless the Cadence Group from and against (i) all Tality Taxes, and (ii) all losses, liabilities, damages, and reasonable expenses incurred or sustained by any member of the Cadence Group by reason of or in connection with Tality Taxes; PROVIDED, HOWEVER, that it is understood that the Cadence Group shall be liable for any income Taxes imposed with respect to its allocable share of income of the Partnership.

         Section 4.2 TAX RETURNS.

                  (a) TAX RETURNS TO BE PREPARED AND FILED BY CADENCE. Cadence will be responsible for and will cause to be prepared and duly filed (i) all Tax Returns of the Tality Group (other than Group Tax Returns) to the extent that any member of the Cadence Group may be liable for the payment of any Tax due with respect to any such Tax Return, except for any Tax Return pertaining to degrouping under the applicable provisions of UK law, (ii) all Straddle Period Tax Returns, and (iii) all Group Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior periods to the extent such Tax Returns have been filed in prior periods. All such Tax Returns that require the payment of material amounts by the Tality Group shall be submitted to Tality no later than ten days prior to the due date and filing thereof, and Tality shall have the right to review and comment thereon (without such submission review or lack thereof affecting the indemnification obligations of Cadence under this Agreement). Such Tax Returns, as modified by reasonable comments of Tality (if applicable), shall be filed with applicable taxing authorities. Cadence shall pay or cause to be paid any and all Cadence Taxes that are due with respect to such Tax Returns, and the Tality Group shall pay any Tality Taxes that are due with respect to such Tax Returns.

                  (b) TAX RETURNS TO BE PREPARED AND FILED BY THE TALITY GROUP. Except as provided in Section 4.2(a), the Tality Group shall be responsible for and will cause to be prepared and duly filed all Tax Returns of or with respect to any member of the Tality Group to the extent that they may be liable for the payment of any Tax due with respect to any such Tax Return and all Tax Returns (including information returns) that are required to be filed by the Partnership. The Tality Group shall pay all Tality Taxes that are due with respect to such Tax Returns.

                  (c) AMENDED TAX RETURNS. Without the prior written consent of Cadence, no member of the Tality Group shall (i) make any election relating to Taxes or (ii) file any amended Tax Returns or propose or agree to any adjustment of any item with the Internal Revenue Service or any other taxing authority that would have the effect of increasing the liability of any member of the Cadence Group for any Cadence Taxes. Without the prior written consent of Tality, no member of the Cadence Group shall (i) make any election relating to Taxes or
(ii) file any amended Tax Returns or propose or agree to any adjustment of any item with the Internal Revenue Service or any other taxing authority that would have the effect of increasing the liability for any member of the Tality Group for any Tality Taxes, except to the extent such election is reflected in a Tax Return filed by Cadence in accordance with Section 4.2(a).

         Section 4.3 TAX REFUNDS.

                  (a) Subject to Section 4.3(b), Cadence and Tality shall be entitled to any refund of any Cadence Taxes and Tality Taxes, respectively, including interest received thereon. If either Cadence or Tality elects to make a claim for refund, the other party shall cooperate fully in connection therewith. Notwithstanding the foregoing, Cadence and Tality shall not be entitled to make any claim for refund of Cadence Taxes and Tality Taxes, respectively, if such refund claim would materially adversely affect the Tax liability of the other party without the prior written consent of the other party; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld or delayed and such consent shall not be necessary to the extent that the party making the refund claim has indemnified the other party against the effects of any such claim for refund. The party making a refund claim shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such cooperation.

                  (b) If an indemnified party receives a refund or credit of Taxes for which it has been indemnified pursuant to this Article IV, it shall pay to the indemnifying party the amount of such refund or credit (including any interest received thereon), less any Taxes incurred as a result of the receipt thereof, after taking into account the Tax benefit of the payment).

         Section 4.4 TAX CONTEST PROVISIONS.

                  (a) Whenever any member of the Tality Group receives a notice of any pending or threatened Tax audit or assessment with respect to Cadence Taxes, it shall promptly inform Cadence in writing. Whenever any member of the Cadence Group receives a notice of any pending or threatened Tax audit or assessment with respect to any Tality Taxes, it shall promptly inform Tality in writing.

                  (b) Cadence shall have the right to control, at its own cost, any proceedings relating to any pending or threatened Tax audit or assessment for any Cadence Taxes, or any Taxes with respect to a Straddle Period or a Group Tax Return, and to determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, Tality shall have the right to participate in the defense of any claim for Taxes with respect to a Straddle Period or Group Tax Return for which it may have material liability hereunder, and Cadence shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability of the Tality Group for any Tality Taxes without the prior written consent of Tality, provided that such consent shall not be unreasonably withheld or delayed.

                  (c) Except as provided in Section 4.4(b), Tality shall have the right to control, at its cost, any proceedings relating to any pending or threatened Tax audit or assessment relating to any Tality Taxes and to determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, Tality shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability of Cadence for any Cadence Taxes without the prior written consent of Cadence, provided that such consent shall not be unreasonably withheld or delayed.

         Section 4.5 TAX INFORMATION AND COOPERATION.

         (a) After the Separation, the Cadence Group and the Tality Group will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Tality Taxes and Cadence Taxes, respectively, and shall not dispose of such information, records or documents prior to six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, without first offering such materials to the other party.

         (b) Each of Cadence and Tality agrees to cooperate fully and to cause their respective affiliates to cooperate fully and in a timely manner in connection with the preparation of Tax Returns, preparation of Tax refund claims, and the conduct of any Tax contest.

         Section 4.6. REDETERMINATIONS OF TAX LIABILITY.

         If there is a redetermination of Cadence Taxes or Tality Taxes pursuant to a Final Determination (as defined below), the payments required to be made by Cadence and Tality pursuant to Sections 4.1 and 4.2 shall be recomputed by substituting the amount of the Tax liability as so redetermined. Any additional payment, or any refund, shall be paid no later than three (3) Business Days before the date that such payment is required to be made to, or the refund is received from, the relevant Tax authority by reason of such redetermination. "FINAL DETERMINATION" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute;
(iii) a final disposition by any Tax authority of a claim for refund; or (iv) any other written agreement or other state of facts that results in a redetermination of Taxes for any tax period becoming final and that prohibits such Tax authority from seeking any further legal or administrative remedies with respect to such Taxes.

         Section 4.7 STATUS OF TALITY GROUP MEMBER AS MEMBER OF ONE OR MORE TAX GROUPS.

                  (a) Cadence and Tality shall mutually determine whether and for what periods any member of the Cadence Group, on the one hand, and any member of the Tality Group, on the other hand, are members of the same "affiliated group" (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended) or the same combined, consolidated, unitary or other similar group for state, local or foreign tax purposes (in each case, a "TAX FILING GROUP").

                  (b) Any dispute regarding the status of a Person as a member of a Tax Filing Group shall be resolved as follows: With respect to a Tax period all or any portion of which is included in the financial statements of Cadence and Tality that are or will be audited by the same firm of certified public accountants, then a dispute with respect to such period shall be resolved by that firm. In any other case, the dispute shall be resolved by a firm of certified public accountants mutually acceptable to Cadence and Tality, and if the parties are unable to agree on a firm to resolve such dispute, the firm shall be selected by lot from among four nationally recognized firms of certified public accountants, two of whom are selected by Cadence and two of whom are selected by Tality.

                  (c) If any member of the Tality Group is included in any Group Tax Return for any Straddle Period and the Cadence Taxes for the post-Separation portion of the Straddle Period pertaining to such Group Tax Return are lower than they would have been in the absence of such inclusion, the Cadence Group shall pay to the Tality Group on the due date of such return an amount equal to such reduction in Cadence Taxes. For purposes of the preceding sentence, Cadence Taxes for the post-Separation portion of the Straddle Period shall be calculated by means of a closing of the books and records as of the close of the Separation Date, as if such taxable period ended as of the close of the Separation Date.

                  (d) If any member of the Tality Group is included in any Group Tax Return for any taxable year that begins after the Separation Date and the cumulative Cadence Taxes pertaining to such Group Tax Return for all taxable periods following the Separation Date (including the post-Separation portion of any Straddle Period) are lower than they would have been for such periods in the absence of such inclusion, , the Cadence Group shall pay to the Tality Group on the due date of such return an amount equal to such reduction in Cadence Taxes, less amounts previously paid by Cadence under this Paragraph (d). .

         Section 4.8. Articles II and III of this Agreement shall not apply to any matter relating to Taxes. Any matter relating to Taxes shall be covered by
Article IV of this Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 INCORPORATION BY REFERENCE. Section 4.4 and all of the provisions of Article V (except for Section 5.13 thereof) of the Separation Agreement are incorporated into and made a part of this Agreement, as if fully set forth herein.

         Section 5.2 CONFLICTING AGREEMENTS. In the event of any irreconcilable conflict between this Agreement and the Separation Agreement, any Foreign Transfer Agreement, any other Ancillary Agreement (including Article III of the Assignment Agreement) or other agreement executed in connection herewith or therewith, the provisions of such other agreement shall prevail to the extent that they specifically address the subject matter of the conflict. Nothing set forth herein shall restrict or limit any indemnification obligations set forth in any Foreign Transfer Agreement.

         WHEREFORE, the parties have executed and delivered this Agreement effective as of the date first set forth above.

CADENCE DESIGN SYSTEMS, INC.                        TALITY, LP

By:      /s/R.L. Smith Mckeithen                    By:  TALITY CORPORATION,
   ---------------------------------                       AS GENERAL PARTNER
Name: R.L. Smith McKeithen
Title: Senior Vice President and General Counsel          By:    /s/Duane W. Bell
                                                             --------------------
                                                          Name:  Duane W. Bell
                                                          Title: Senior Vice President,
                                                                 Chief Financial Officer


CADENCE HOLDINGS, INC.                              TALITY CORPORATION

By:      /s/R.L. Smith Mckeithen                    By:      /s/Duane W. Bell
    --------------------------------                   ---------------------------------
Name: R.L. Smith McKeithen                             Name:  Duane W. Bell
Title: Secretary                                       Title:   Senior Vice President,
                                                                Chief Financial Officer

